Exhibit 99.1

Pitney Bowes Announces Third Quarter 2017 Financial Results

STAMFORD, Conn.--(BUSINESS WIRE)--November 1, 2017--Pitney Bowes Inc. (NYSE:PBI), a global technology company providing innovative technology solutions to power commerce, today reported financial results for the third quarter 2017.

Quarterly Financial Results:

  Revenue of $843 million, flat versus prior year.
  GAAP EPS of $0.31; Adjusted EPS of $0.33.
  GAAP cash from operations of $146 million; free cash flow of $109 million.
  The Company is increasing its annual revenue guidance range to reflect the Newgistics acquisition.
  The Company is lowering its annual guidance range for adjusted EPS and free cash flow.
  The Company is announcing a $200 million spend reduction program over the next 2 years.
  The Board of Directors has initiated a review of strategic alternatives for the Company to enhance shareholder value.

Transaction Completed and Debt Management:

  Acquired Newgistics for $475 million; transaction closed on October 2, 2017.
  Issued $400 million of 5 year notes, $300 million of 3 year notes and borrowed $350 million in term loans.
  The Company redeemed its September 2017 notes for $385 million. In October 2017, the Company also redeemed its May 2018 notes for $350 million.

“Our third quarter revenue performance was largely in-line with our expectations; however our bottom line results fell short as we continued to realign our businesses to higher growth areas and invest in new business opportunities, products and solutions,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “During the third quarter, we validated that the next chapter of revenue growth will come from shipping, parcels and address verification, all of which transcends our entire business. And while I was disappointed in our financial results in the third quarter, I am encouraged about our path forward as we continue to transform our company.”

Lautenbach continued: “We have made substantial progress against our strategic objectives over the past four years and remain committed to improving margins and driving efficiencies throughout the business by deploying a $200 million spend reduction program. The recent acquisition of Newgistics repositions the portfolio towards growth. With the Board of Directors and management team continuing to focus on enhancing shareholder value, we believe now is the time to explore a broad range of strategic alternatives that may have the potential to further unlock shareholder value.”

Third Quarter 2017 Results

Revenue totaled $843 million for the quarter, which was flat versus prior year.

Digital Commerce Solutions revenue grew 19 percent and Enterprise Business Solutions revenue increased 1 percent. Small and Medium Business (SMB) Solutions revenue declined 7 percent as reported and 8 percent at constant currency.

GAAP earnings per diluted share (GAAP EPS) were $0.31, which included $0.02 for transaction costs related to the Newgistics acquisition as well as $0.01 for restructuring charges. Adjusted earnings per diluted share (Adjusted EPS) were $0.33.

The Company’s earnings per share results for the third quarter are summarized in the table below:

	Third Quarter*
	2017	2016
GAAP EPS	$0.31	$0.35
Transaction costs	$0.02	-
Restructuring charges and asset impairments, net	$0.01	$0.06
Tax adjustment – preferred stock redemption	-	$0.03
Adjusted EPS	$0.33	$0.44

* The sum of the earnings per share may not equal the totals above due to rounding.

GAAP Cash from Operations and Free Cash Flow Results

GAAP cash from operations during the quarter was $146 million and free cash flow was $109 million. Compared to the prior year, free cash flow decreased by $11 million primarily due to lower net income offset by favorable working capital, specifically within accounts payable and accrued liabilities. During the quarter, the Company used cash to pay down $385 million of debt, return $35 million in dividends to shareholders and pay $11 million for restructuring payments.

Debt Management

During the quarter, the Company issued $400 million 5 year fixed rate notes, $300 million 3 year fixed rate notes and borrowed $350 million in term loans. The Company used these proceeds together with cash on-hand to fund the Newgistics acquisition and redeem $385 million notes due September 2017. In October 2017, the Company also redeemed the $350 million notes that would have come due in May 2018.

Third Quarter 2017 Business Segment Reporting

The Company’s business segment reporting reflects the clients served in each market and the way it manages these segments. The reporting segment groups are the SMB Solutions group; the Enterprise Business Solutions group; and the Digital Commerce Solutions group. The segment results for the quarter and prior year may not equal the subtotals for each segment group due to rounding.

The SMB Solutions group offers mailing and office shipping solutions, financing, services, and supplies for small and medium businesses to help simplify and save on the sending, tracking and receiving of letters, parcels and flats. This group includes the North America Mailing and International Mailing segments.

The Enterprise Business Solutions group includes the global Production Mail and Presort Services segments. Production Mail provides mailing and printing equipment and services for large enterprise clients to process mail. Presort Services provides sortation services to qualify large mail and parcel volumes for postal worksharing discounts.

The Digital Commerce Solutions group includes the Software Solutions and Global Ecommerce segments. Software Solutions provide customer engagement, customer information and location intelligence software. Global Ecommerce facilitates global cross-border ecommerce transactions and domestic retail and ecommerce shipping solutions.

SMB Solutions Group
($ millions)	Third Quarter
Revenue	2017	2016	Y/Y Reported	Y/Y Ex Currency
North America Mailing	$320	$350	(9%)	(9%)
International Mailing	94	97	(3%)	(5%)
SMB Solutions	$414	$447	(7%)	(8%)

EBIT
North America Mailing	$108	$142	(24%)
International Mailing	9	9	(5%)
SMB Solutions	$117	$151	(23%)

North America Mailing

The Company successfully launched the new SendPro C-Series product line in early September, and as such recognized less than a month of equipment sales from this new product during the quarter. Equipment sales declined largely due to lower sales in the top of the line products, where prior year included a large deal, and this year, a few deals did not close in the quarter. In addition, North America Mailing realized a lower level of client lease extensions, which impacted equipment sales. Recurring revenue streams declined, largely around lower rentals and financing revenue. EBIT margin was lower than prior year largely due to the decline and mix of equipment sales along with the decline in recurring streams.

International Mailing

Revenue declined largely due to lower recurring revenue streams. Equipment sales were relatively flat driven by growth in France and the UK, and offset primarily by weakness in Italy and Japan. EBIT margin decreased slightly from prior year.

Enterprise Business Solutions Group
($ millions)	Third Quarter
Revenue	2017	2016	Y/Y Reported	Y/Y Ex Currency
Production Mail	$104	$106	(2%)	(3%)
Presort Services	119	114	4%	4%
Enterprise Business	$223	$220	1%	1%

EBIT
Production Mail	$15	$16	(5%)
Presort Services	19	19	2%
Enterprise Business	$34	$35	(1%)

Production Mail

Equipment sales declined versus prior year largely due to lower inserter equipment placements, which were partially offset by higher print equipment sales. Support services revenue was slightly favorable, but offset by a decline in Supplies revenue. EBIT margin declined from prior year primarily as a result of the decline in revenue and the mix of equipment sales.

Presort Services

Revenue growth was driven by improved revenue per piece along with higher Standard Class mail and Parcel volumes processed, but partly offset by lower First Class mail volumes. EBIT margin declined slightly from prior year driven by increased mail processing costs and investments in the Company’s new parcel sortation capabilities.

Digital Commerce Solutions Group
($ millions)	Third Quarter
Revenue	2017	2016	Y/Y Reported	Y/Y Ex Currency
Software Solutions	$99	$89	12%	11%
Global Ecommerce	106	83	28%	28%
Digital Commerce	$206	$172	19%	19%

EBIT
Software Solutions	$21	$10	> 100%
Global Ecommerce	(10)	2	> (100%)
Digital Commerce	$11	$12	(5%)

Software Solutions

Revenue growth was driven by higher license revenue, primarily in Location Intelligence and Customer Information Management. License revenue also benefited from a large Location Intelligence deal that closed in the quarter. The Company is continuing to see progress in developing the indirect channel which showed solid growth. EBIT margin increased from prior year largely driven by the higher licensing revenue.

Global Ecommerce

The sustained double-digit revenue growth was driven by strong performance in all of the cross-border geographies, as well as growth in domestic shipping. The domestic shipping increase is driven by end-to-end carrier services enabled by the Company’s shipping API’s. The EBIT loss was driven primarily by investments in market growth opportunities as well as the resolution of a vendor contractual dispute and a specific marketing program with a cross-border client. The Company continues to invest in its cross-border solutions and domestic shipping capabilities.

2017 Guidance

The Company is increasing its annual guidance range for revenue and lowering its annual guidance range for adjusted EPS and free cash flow.

The Company’s guidance for the full year 2017 is now expected to be:

  Revenue, on a constant currency basis, to be in the range of 3 percent to 5 percent growth, when compared to 2016. This has been updated from the previous range of flat to 1 percent as a result of the revenue expected from Newgistics in the fourth quarter.
  Adjusted EPS to be in the range of $1.38 to $1.46. This has been updated from the previous range of $1.70 to $1.78.
  Free cash flow to be in the range of $350 million to $380 million. This has been updated from the previous range of $400 million to $430 million.

The Company is lowering its annual tax range on adjusted earnings. The Company now expects to be in the range of 28 percent to 30 percent as compared to the previous range of 31 percent to 33 percent.

This guidance discusses future results, which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2016 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

This guidance excludes any unusual items that may occur or additional portfolio or restructuring actions, not specifically identified, as the Company implements plans to further streamline its operations and reduce costs. Revenue guidance is provided on a constant currency basis. The Company cannot reasonably predict the impact that future changes in currency exchange rates will have on revenue and net income. Additionally, the Company cannot provide GAAP EPS and GAAP cash from operations guidance due to the uncertainty of future potential restructurings, goodwill and asset write-downs, unusual tax settlements or payments and contributions to its pension funds, acquisitions, divestitures and other potential adjustments, which could (individually or in the aggregate) have a material impact on the Company’s performance. The Company’s guidance is based on an assumption that the global economy and foreign exchange markets in 2017 will not change significantly.

Review of Strategic Alternatives

The Pitney Bowes Board of Directors, together with management, is conducting a process to explore and evaluate strategic alternatives to further enhance shareholder value. The Board has not set a timetable for the process nor has it made any decisions related to any strategic alternatives at this time. There can be no assurance that the exploration of strategic alternatives will result in any particular outcome. The Company does not intend to provide updates unless or until it determines that further disclosure is appropriate or necessary.

The company has retained Lazard as its financial advisor and Cravath, Swaine & Moore LLP as its legal advisor to assist in the process.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. ET. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pitneybowes.com.

About Pitney Bowes

Pitney Bowes (NYSE:PBI) is a global technology company powering billions of transactions – physical and digital – in the connected and borderless world of commerce. Clients around the world, including 90 percent of the Fortune 500, rely on products, solutions, services and data from Pitney Bowes in the areas of customer information management, location intelligence, customer engagement, shipping, mailing, and global ecommerce. And with the innovative Pitney Bowes Commerce Cloud, clients can access the broad range of Pitney Bowes solutions, analytics, and APIs to drive commerce. For additional information visit Pitney Bowes, the Craftsmen of Commerce, at www.pitneybowes.com.

Use of Non-GAAP Measures

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP); however, in our disclosures we use certain non-GAAP measures, such as adjusted earnings before interest and taxes, Adjusted EPS, revenue growth on a constant currency basis, free cash flow and Segment EBIT.

The Company reports measures such as adjusted earnings before interest and taxes (EBIT) and Adjusted EPS and adjusted income from continuing operations to exclude the impact of special items like restructuring charges, tax adjustments, goodwill and asset write-downs, and costs related to dispositions and acquisitions. While these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

In addition, revenue growth is presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the period. Constant currency is calculated by converting our current quarter reported results using the prior year’s exchange rate for the comparable quarter. This comparison allows an investor insight into the underlying revenue performance of the business and true operational performance from a comparable basis to prior period. A reconciliation of reported revenue to constant currency revenue can be found in the Company’s attached financial schedules.

The Company reports free cash flow in order to provide investors insight into the amount of cash that management could have available for other discretionary uses. Free cash flow adjusts GAAP cash from operations for capital expenditures, restructuring payments, unusual tax settlements, contributions to the Company’s pension fund and cash used for other special items. A reconciliation of GAAP cash from operations to free cash flow can be found in the Company’s attached financial schedules.

In addition, Management uses segment EBIT to measure profitability and performance at the segment level. Segment EBIT is determined by deducting from revenue the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. A reconciliation of Segment EBIT to the Company’s total Net Income can be found in the Company’s attached financial schedules.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations

This document contains “forward-looking statements” about the Company’s expected or potential future business and financial performance. Forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions, including statements about the potential outcome of the Board’s exploration of strategic alternatives. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: the announcement that the Board is conducting a review of strategic alternatives and the potential impact of such announcement on the Company’s current or potential customers, partners and personnel; the cost of the review process and the disruption the process may have on the Company’s operations, including the diversion of the attention of the Company’s management and employees; declining physical mail volumes; competitive factors, including pricing pressures, technological developments, the introduction of new products and services by competitors, and fuel prices; our success in developing new products and services, including digital-based products and services, obtaining regulatory approvals, if needed, of new products if required, and the market’s acceptance of these new products and services; our ability to fully utilize the enterprise business platform in North America implemented in 2016, and successfully deploy it in major international markets without significant disruptions to existing operations; a breach of security, including a cyberattack or other comparable event; the continued availability and security of key information technology systems and the cost to comply with information security requirements and privacy laws; changes in postal or banking regulations; the risk of losing large clients in the Global Ecommerce segment; macroeconomic factors, including global and regional business conditions that adversely impact customer demand, foreign currency exchange rates, interest rates and labor conditions; capital market disruptions or credit rating downgrades that adversely impact our ability to access capital markets at reasonable costs; management of outsourcing arrangements; integrating newly acquired businesses, including operations and product and service offerings; management of customer credit risk; and other factors beyond its control as more fully outlined in the Company's 2016 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months and nine months ended September 30, 2017 and 2016, and consolidated balance sheets as of September 30, 2017 and December 31, 2016 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited; in thousands, except share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Revenue:
Equipment sales	$157,649	$173,143	$479,248	$485,145
Supplies	58,296	61,306	188,342	198,631
Software	99,600	89,087	264,131	257,760
Rentals	95,901	102,747	291,770	309,706
Financing	81,184	87,883	250,582	276,915
Support services	120,479	123,954	354,625	383,632
Business services	229,711	200,911	672,133	607,717

Total revenue	842,820	839,031	2,500,831	2,519,506

Costs and expenses:
Cost of equipment sales	85,647	86,147	232,398	235,741
Cost of supplies	18,827	20,348	60,207	60,662
Cost of software	25,713	25,698	75,816	79,496
Cost of rentals	20,818	16,041	63,056	54,951
Financing interest expense	12,629	12,965	38,446	41,375
Cost of support services	70,688	74,799	217,232	224,790
Cost of business services	166,984	140,989	470,890	417,357
Selling, general and administrative	304,398	300,983	908,169	916,981
Research and development	32,057	28,680	96,871	89,761
Restructuring charges and asset impairments, net	1,493	16,494	30,502	49,503
Interest expense, net	28,601	22,294	81,877	62,394

Total costs and expenses	767,855	745,438	2,275,464	2,233,011

Income before income taxes	74,965	93,593	225,367	286,495
Provision for income taxes	17,607	23,197	53,975	93,615

Income from continuing operations	57,358	70,396	171,392	192,880
Loss from discontinued operations, net of tax	―	(291)	―	(1,951)

Net income	57,358	70,105	171,392	190,929
Less: Preferred stock dividends attributable to noncontrolling interests	―	4,593	―	13,781

Net income - Pitney Bowes Inc.	$57,358	$65,512	$171,392	$177,148

Amounts attributable to common stockholders:
Net income from continuing operations	$57,358	$65,803	$171,392	$179,099
Loss from discontinued operations, net of tax	―	(291)	―	(1,951)

Net income - Pitney Bowes Inc.	$57,358	$65,512	$171,392	$177,148

Basic earnings per share attributable to common stockholders (1):
Continuing operations	$0.31	$0.35	$0.92	$0.95
Discontinued operations	―	―	―	(0.01)

Net income - Pitney Bowes Inc.	$0.31	$0.35	$0.92	$0.94

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	$0.31	$0.35	$0.92	$0.94
Discontinued operations	―	―	―	(0.01)

Net income - Pitney Bowes Inc.	$0.31	$0.35	$0.92	$0.93

Weighted-average shares used in diluted earnings per share	187,756,543	186,682,575	187,200,225	189,592,489

(1) The sum of the earnings per share amounts may not equal the totals due to rounding.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited; in thousands, except share amounts)

Assets	September 30, 2017	December 31, 2016
Current assets:
Cash and cash equivalents	$1,696,903	$764,522
Short-term investments	45,508	38,448
Accounts receivable, net	408,886	455,527
Short-term finance receivables, net	826,122	893,950
Inventories	118,282	92,726
Current income taxes	42,605	11,373
Other current assets and prepayments	82,251	68,637

Total current assets	3,220,557	2,325,183

Property, plant and equipment, net	338,340	314,603
Rental property and equipment, net	185,866	188,054
Long-term finance receivables, net	650,793	673,207
Goodwill	1,616,968	1,571,335
Intangible assets, net	145,376	165,172
Noncurrent income taxes	77,188	74,806
Other assets	546,319	524,773

Total assets	$6,781,407	$5,837,133

Liabilities and stockholders' equity (deficit)
Current liabilities:
Accounts payable and accrued liabilities	$1,348,395	$1,378,822
Current income taxes	13,542	34,434
Current portion of long-term debt	620,256	614,485
Advance billings	282,537	299,878

Total current liabilities	2,264,730	2,327,619

Deferred taxes on income	257,987	204,289
Tax uncertainties and other income tax liabilities	39,671	61,276
Long-term debt	3,562,672	2,750,405
Other noncurrent liabilities	555,514	597,204

Total liabilities	6,680,574	5,940,793

Stockholders' equity (deficit):
Cumulative preferred stock, $50 par value, 4% convertible	1	1
Cumulative preference stock, no par value, $2.12 convertible	457	483
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	133,394	148,125
Retained earnings	5,174,602	5,107,734
Accumulated other comprehensive loss	(818,484)	(940,133)
Treasury stock, at cost	(4,712,475)	(4,743,208)

Total Pitney Bowes Inc. stockholders' equity (deficit)	100,833	(103,660)

Total liabilities and stockholders' equity (deficit)	$6,781,407	$5,837,133

Pitney Bowes Inc. Business Segments - Revenue and EBIT (Unaudited; in thousands)

	Three months ended September 30,			Nine months ended September 30,
	2017	2016 (1)	% Change	2017	2016 (1)	% Change
Revenue

North America Mailing	$319,966	$349,785	(9%)	$1,016,640	$1,064,456	(4%)
International Mailing	93,770	96,730	(3%)	282,150	309,297	(9%)
Small & Medium Business Solutions	413,736	446,515	(7%)	1,298,790	1,373,753	(5%)

Production Mail	104,387	106,350	(2%)	278,912	289,649	(4%)
Presort Services	119,074	114,053	4%	370,203	357,214	4%
Enterprise Business Solutions	223,461	220,403	1%	649,115	646,863	― %

Software Solutions	99,442	89,031	12%	264,087	257,417	3%
Global Ecommerce	106,181	83,082	28%	288,839	241,473	20%
Digital Commerce Solutions	205,623	172,113	19%	552,926	498,890	11%

Total revenue	$842,820	$839,031	― %	$2,500,831	$2,519,506	(1%)

EBIT

North America Mailing	$107,777	$141,968	(24%)	$369,662	$449,696	(18%)
International Mailing	8,729	9,198	(5%)	35,967	32,842	10%
Small & Medium Business Solutions	116,506	151,166	(23%)	405,629	482,538	(16%)

Production Mail	14,920	15,696	(5%)	31,515	35,434	(11%)
Presort Services	19,474	19,181	2%	69,461	69,305	― %
Enterprise Business Solutions	34,394	34,877	(1%)	100,976	104,739	(4%)

Software Solutions	20,912	10,329	>100%	31,216	17,908	74%
Global Ecommerce	(9,594)	1,544	>(100%)	(17,894)	(2,608)	>(100%)
Digital Commerce Solutions	11,318	11,873	(5%)	13,322	15,300	(13%)

Segment EBIT (2)	$162,218	$197,916	(18%)	$519,927	$602,577	(14%)

Reconciliation of segment EBIT to net income

Segment EBIT	$162,218	$197,916		$519,927	$602,577
Corporate expenses	(38,848)	(51,992)		(144,138)	(158,536)
Adjusted EBIT	123,370	145,924		375,789	444,041
Interest, net (3)	(41,230)	(35,259)		(120,323)	(103,769)
Restructuring charges and asset impairments, net	(1,493)	(16,494)		(30,502)	(49,503)
Gain on sale of technology	―	―		6,085	―
Acquisition/disposition related expenses	(5,682)	(578)		(5,682)	(4,274)
Income before income taxes	74,965	93,593		225,367	286,495
Provision for income taxes	(17,607)	(23,197)		(53,975)	(93,615)
Income from continuing operations	57,358	70,396		171,392	192,880
Loss from discontinued operations, net of tax	―	(291)		―	(1,951)
Net income	$57,358	$70,105		$171,392	$190,929

(1)	Prior period amounts have been recast to conform to the current year presentation.
(2)	Segment EBIT excludes interest, taxes, general corporate expenses, restructuring charges, and other items that are not allocated to a particular business segment.
(3)	Includes financing interest expense and interest expense, net.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited; in thousands, except per share amounts)

	Three months ended			Nine months ended
	September 30,			September 30,
	2017	2016	Y/Y Chg.	2017	2016	Y/Y Chg.

Reconciliation of reported revenue to revenue excluding currency
Revenue, as reported	$842,820	$839,031		$2,500,831	$2,519,506
Unfavorable impact on revenue due to currency	(4,476)			15,690
Revenue, excluding currency	$838,344	$839,031	―%	$2,516,521	$2,519,506	―%

Reconciliation of reported net income to adjusted earnings
Net income	$57,358	$70,105		$171,392	$190,929
Loss from discontinued operations, net of tax	―	291		―	1,951
Restructuring charges and asset impairments, net	969	10,840		20,073	32,399
Gain on sale of technology	―	―		(5,605)	―
Acquisition/disposition related expenses	3,583	365		3,583	2,904
Tax cost - preferred stock redemption	―	4,847		―	4,847
Net income, as adjusted	61,910	86,448		189,443	233,030
Provision for income taxes, as adjusted	20,230	24,217		66,023	107,242
Income from continuing operations before income taxes, as adjusted	82,140	110,665		255,466	340,272
Interest, net	41,230	35,259		120,323	103,769
EBIT, as adjusted	123,370	145,924		375,789	444,041
Depreciation and amortization	43,829	50,687		131,989	140,225
EBITDA, as adjusted	$167,199	$196,611		$507,778	$584,266

Reconciliation of reported diluted earnings per share to adjusted diluted earnings per share
Diluted earnings per share	$0.31	$0.35		$0.92	$0.93
Loss from discontinued operations, net of tax	―	―		―	0.01
Restructuring charges and asset impairments, net	0.01	0.06		0.11	0.17
Gain on sale of technology	―	―		(0.03)	―
Acquisition/disposition related expenses	0.02	―		0.02	0.01
Tax cost - preferred stock redemption	―	0.03		―	0.03
Diluted earnings per share, as adjusted	$0.33	$0.44		$1.01	$1.16

Note: The sum of the earnings per share amounts may not equal the totals due to rounding.

Reconciliation of reported net cash from operating activities to free cash flow
Net cash provided by operating activities (1)	$145,930	$137,775		$330,577	$296,359
Capital expenditures	(42,941)	(44,173)		(119,562)	(115,532)
Restructuring payments	10,960	17,295		29,976	51,161
Pension contribution	―	―		―	36,731
Reserve account deposits	(5,022)	8,956		(2,508)	1,813
Other	―	―		―	335
Free cash flow	$108,927	$119,853		$238,483	$270,867

(1)	Net cash provided by operating activities for the three and nine months ended September 30, 2016 has been revised for a new accounting standard adopted January 1, 2017.

CONTACT:
Pitney Bowes
Editorial -
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial -
Adam David, 203-351-7175
VP, Investor Relations